Exhibit 99.1
Onyx Pharmaceuticals Provides Status Update on Carfilzomib
EMERYVILLE, CA — October 7, 2010 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it will delay its New Drug Application (NDA) filing for carfilzomib based on a recent meeting with the Chemistry, Manufacturing and Controls (CMC) review division of the U.S. Food and Drug Administration (FDA). The FDA has requested additional CMC information related to commercial-scale manufacturing of carfilzomib. Onyx had previously anticipated filing an NDA by the end of 2010 for accelerated approval of carfilzomib and now expects that its NDA filing for accelerated approval could occur as early as mid-year 2011.
The clinical profile of carfilzomib has not changed, and no new safety signals have been observed. The Phase 3 trials are on schedule and actively enrolling patients, and this change is not expected to impact any of the carfilzomib trials or other development plans.
In preparation for commercial-scale production, the company made manufacturing process enhancements in the production of carfilzomib, which are customary when migrating from clinical to commercial-scale manufacturing. In a recently completed manufacturing-scale run, the company observed minor variations that are believed to be primarily related to equipment temperature variances. In response to FDA’s request, Onyx is providing the agency with additional CMC information. Onyx has additional data and is generating more information to share as part of the ongoing dialogue with the CMC review division in preparation for an NDA filing.
“We are confident in the clinical and preclinical data package supporting the carfilzomib NDA and in our manufacturing strategy,” said N. Anthony Coles, M.D., president and chief executive officer of Onyx. “We believe that by providing this supportive data, we will strengthen our NDA package, thus enabling us to bring carfilzomib to patients with multiple myeloma as quickly as possible.”
The complete data set from the Phase 2b 003-A1 clinical trial of carfilzomib in patients with relapsed and refractory multiple myeloma, along with new data on carfilzomib from additional studies, will be presented at the American Society of Hematology Annual Meeting in December 2010.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug that is currently approved for the treatment of liver cancer and advanced kidney cancer. Additionally, Nexavar is being investigated in several ongoing trials in a variety of tumor types. Beyond

Nexavar, Onyx has established a development pipeline of anticancer compounds at various stages of clinical testing, including carfilzomib, a proteasome inhibitor, that is currently being evaluated in multiple clinical trials for the treatment of patients with relapsed or relapsed/refractory multiple myeloma and solid tumors. ONX 0801, an alpha-folate receptor targeted inhibitor of thymidylate synthase, and ONX 0912, an oral proteasome inhibitor, are currently in Phase 1 testing. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals.
Forward Looking Statements
This press release on Form 8-K contains “forward-looking statements” of Onyx Pharmaceuticals, Inc. or Onyx within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act, as amended. These forward-looking statements include without limitation, statements regarding the anticipated timing, progress and results of the manufacturing processes, clinical development, safety, regulatory processes and, commercialization efforts of carfilzomib. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risks that Onyx will need more time than it currently anticipates to generate required additional information to include in its application for regulatory approval of carfilzomib and that the NDA for accelerated approval of carfilzomib will take longer to file than expected, may not be filed at all or, if filed, will not be accepted or approved by the FDA. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Contacts:
Investors
Julie Wood
Vice President, Corporate Communications & Investor Relations
510-597-6505
Media
Lori Murray
Director, Corporate Communications & Investor Relations
510-597-6394